Exhibit 10.1
Execution Version
AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
(John F. Crowley)
     This AMENDMENT, dated as of February 5, 2008 (this “Amendment”), by and between (i) Amicus Therapeutics, Inc., a Delaware corporation having an office at 6 Cedar Brook Drive, Cranbury, New Jersey 08512 (the “Company”) and (ii) John F. Crowley, an individual residing at 15 Leonard Court, Princeton, New Jersey 08540 (“Employee”), amends that certain Amended and Restated Employment Agreement, dated as of April 18, 2006 (the “Agreement”), by and between the Company and Employee. Capitalized terms used herein without definition shall have the same meaning for such terms as set forth in the Agreement.
     WHEREAS, the parties to this Amendment wish to modify the medical expense reimbursement provision set forth in the Agreement on the terms and conditions set forth herein, but to keep all other terms and provisions of the Agreement in full force and effect;
     NOW, THEREFORE, for good and valuable consideration the sufficiency of which is acknowledged and received, the parties to this Amendment hereby agree as follows:
     1. The first sentence of Section 3.3(c) entitled “Medical Expenses” shall remain in full force and effect. The first sentence reads (and shall continue to read) as follows:
“Effective May 1, 2006, the Company shall secure and maintain during the Employment Term, at the expense of the Company, an Executive Medical Reimbursement Contract with First Rehabilitation Life Insurance Company of America, or a plan with another insurer providing substantially similar benefits, covering Employee, Employee’s spouse and Employee’s dependents (the “Health Plan Contract”).”
     2. The remainder of Section 3.3(c) entitled “Medical Expenses” shall be restated in its entirety as follows:
“The Company shall pay to Employee a quarterly amount equal to $55,000 in cash to cover all out-of-pocket medical expenses incurred or accrued by Employee, Employee’s spouse and Employee’s dependents from and after January 1, 2008. This amount shall be paid to Employee on the first day of each calendar quarter. With respect to this amount, the Company shall make corresponding gross-up payments on behalf of Employee on a quarterly basis to the appropriate federal and state taxing authorities (or shall otherwise appropriately withhold and reserve such payments on behalf of Employee so as to provide for the direct payment to the appropriate taxing authorities at the required time). The benefits and payments set forth in this paragraph shall continue for a period of twelve (12) months following Employee’s death or Disability (as defined in Section 5.5).”

     3. The parties further agree that the amount of all out-of-pocket medical expenses incurred or accrued by Employee, Employee’s spouse or Employee’s dependents on or prior to December 31, 2007, and for which reimbursement would have (or could have) been obtained under Section 3.3(c) of the Agreement prior to the operation of this Amendment shall be paid by the Company to Employee in one lump sum in cash upon the signing of this Amendment by the Company and Employee.
     4. The Agreement, as amended by this Amendment, contains the entire understanding of the parties, and any reference on or after the date of this Amendment to the Agreement shall mean such Agreement as amended by this Amendment. In all other respects, the terms and provisions of the Agreement survive the execution of this Amendment and continues in full force and effect
     IN WITNESS WHEREOF, the parties have executed this Amendment to Amended and Restated Employment Agreement as of the date first set forth above.

/s/ John F. Crowley
JOHN F. CROWLEY

AMICUS THERAPEUTICS, INC.
By:	/s/ James E. Dentzer
	Name:	James E. Dentzer
	Title:	Chief Financial Officer